Exhibit 99.1

OmniLit Acquisition Corp. (Nasdaq: OLIT) Evaluates Optics and Photonics Merger Opportunities

Board Forms a Special Committee to Decide Between Two Merger Candidates

Miami Beach, FL, December 13, 2022 - OmniLit Acquisition Corp. (“OLIT”) a publicly traded optics and photonics focused special purpose acquisition company, has formed a Special Committee of independent directors to evaluate two opportunities for a final merger agreement. Following the decision of the Special Committee, OLIT expects to execute a definitive agreement thereafter, and complete an initial business combination in the end of Q2 or Q3 2023.

OLIT completed its Initial Public Offering (“IPO”) on November 12, 2021. Since its IPO, OLIT’s management team reviewed dozens of companies, evaluated seven companies under Letters of Intent, performed on-site due diligence for six of these seven, and presented its findings to the Board of Directors throughout the process. Companies assessed had technologies including laser welding, photonics chip manufacturing, materials for displays, lenses for smart phone and vision systems, and quantum communication.

The Board of Directors is evaluating two leading contenders currently being considered by OLIT. Both opportunities reviewed are well-established companies, cash flow positive, with high revenue CAGR over the past decade. Of the two opportunities, one is an affiliate of the Sponsor, and therefore, the Board determined it was necessary to follow a special process as outlined in OLIT’s IPO prospectus.

The Special Committee will make its determination by, among other things, assessing existing legal due diligence information, management presentations, prior year audited and current year internal financial statements, financial projections, and valuations. Additional criteria, such as minimum cash to close conditions, time to close transaction, and any other considerations that may arise will also be contemplated. The Special Committee made up of independent Directors and will be moderated by OLIT Secretary Robert Nelson II. The Special Committee expects to engage Ropes and Gray LLP as legal counsel.

“The OmniLit team is excited to have not just one, but two compelling acquisition targets that met our investment thesis and would be unique entrants to the public market,” says Robert Nelson II, OLIT CFO. “One such company has been a market leader for over 20 years with a significant portion of their business in high-performance optics. The other is an advanced manufacturer of optics that has been in business for over 20 years and is well positioned as an acquisition platform for a roll-up strategy.”

“I believe that the Special Committee will follow the process outlined in our prospectus and make a decision that will allow us to move forward with a business combination,” continued Nelson.

About OmniLit Acquisition Corp.

OmniLit Acquisition Corp. (OLIT) is a blank check company concentrated on identifying high quality businesses with optics and photonics capabilities for a business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to OLIT’s search for an initial business combination and OLIT’s ability to enter into a business combination agreement with a counterparty. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of OLIT, including those set forth in the Risk Factors section of OLIT’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. OLIT undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Skylar M. Jacobs

Chief Operating Officer

info@omnilitac.com

www.omnilitac.com

SOURCE: OmniLit Acquisition Corp.